Exhibit 99.1

FOR IMMEDIATE RELEASE

DPL DIRECTOR, ERNIE GREEN, RETIRES FROM BOARD

DAYTON, Ohio, June 4, 2007 — DPL Inc. (NYSE: DPL) announced today that long-time Director Mr. Ernie Green has chosen to retire from the DPL Board of Directors effective immediately.  Mr. Green has been a member of the DPL Board since 1991.

“Ernie has served the shareholders and customers of DPL admirably for 16 years,” said Glenn Harder, DPL Chairman of the Board.  “His solid character, business expertise and community knowledge were of great value as the Company faced significant industry and operational change over that time.  We wish him all the best.”

A search for Mr. Green’s replacement is currently underway.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

MEDIA CONTACT: 937-224-5940

ANALYST CONTACT:

Joseph R. Boni III, Treasurer

937-259-7230